Exhibit 10.27

SUMMARY OF UZI SASSON’S CASH COMPENSATION

On November 23, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of IXYS Corporation (the “Company”) approved an annual salary of $260,000 and a target cash bonus of $130,000 per fiscal year for Uzi Sasson, the Vice President of Finance and Chief Financial Officer of the Company. With respect to the fiscal year ending March 31, 2005, the target cash bonus is to be pro-rated for the days of service as Chief Financial Officer within such year. The pro-rated amount is approximately $47,000. The actual cash bonus could be more or less than the target amount, in light of Mr. Sasson’s performance.